EXHIBIT 10.13
October 23, 2024

David Rosenberg
Dear David:

I am pleased to offer you the position of Executive Vice President and Chief Financial Officer of Textron Inc., effective March 1, 2025, reporting directly to me. The Board and I believe you have the personal and professional qualifications to make significant contributions to the success of Textron and that you will be an excellent financial leader of the organization as we address the challenges and opportunities facing us.
As Chief Financial Officer, you shall have duties, authorities and responsibilities generally commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, subject to Textron's By-laws and its organizational structure.

The main features of your compensation package, as approved by the Organization and Compensation Committee of the Board (the "O&C Committee"), are summarized below:

•Annual Base Salary
Base salary of $850,000, to be annually reviewed by the O&C Committee when it reviews executive officer compensation.
•Annual Incentive Compensation
You will be eligible to participate in Textron's Annual Incentive Compensation (AIC) Plan, with an initial target opportunity of 100% of your annualized base salary, based upon the achievement of the performance goals established for each performance period by the O&C Committee. Actual payouts may vary from zero to 200% of your target opportunity depending upon, among other things the O&C Committee's determination that you and Textron have achieved the established performance goals. Payouts are generally made within the first quarter after the end of the performance period.
•Long Term Incentive Compensation
You will be eligible to participate in the Textron Long-Term Incentive Compensation (LTI) with an initial target opportunity of 250% of your base salary. Any long-term incentive awards for which you may be eligible in subsequent years will be determined by the O&C Committee as part of its review of executive officer compensation. Awards are made in accordance with the Textron Inc. 2024 Long Term Incentive Plan (or under a successor plan) and will be subject to the terms and conditions of the plan and award agreement under which they are granted..Annual LTI awards are generally granted in March and may consist of, among other things, performance shares or performance share units, restricted stock or restricted stock units, stock options, or other long-term incentive awards and are subject to vesting requirements and other terms and conditions determined by the O&C Committee.
•Other Benefits
You will continue to be eligible to participate in benefit plans and programs for key executives in accordance with the Textron Retirement Program, Textron Savings Plan, Textron Spillover Savings Plan, Deferred Income Plan for Textron Executives, Severance Plan for Textron Key Executives, medical insurance, dental insurance, disability insurance, life insurance, executive physical program and other welfare benefit programs. You will be eligible to receive 5 weeks of vacation annually.

•General Provisions

You will be covered by the indemnification provisions of Textron's By-Laws to the same extent as Textron's other executive officers. Textron will cover you under directors' and officers' liability insurance for bona fide claims based on your actions or failure to act in your capacity as a Textron officer in the same amount and to the same extent as Textron covers its other officers and directors.

All of the payments and benefits described in this letter are subject to 1) applicable tax withholding: 2) the terms and conditions of the Textron plans under which they are provided (as amended from time to time); and 3) to the requirements of applicable law. The dollar amounts and values described in this letter are gross amounts, before any applicable tax or tax withholding.

This offer is contingent upon successful completion of a background check by a consumer reporting agency.

This is an at-will offer of employment, and you understand and agree that this letter does not create an obligation on the Company or any other person to employ you or to continue your employment for any period of time, that either you or the Company may termination your employment at any time, with or without caus. This letter supersedes any prior agreements or understandings, oral or written, between you and Textron with respect to the terms of your employment and constitutes the entire agreement of the parties with respect to the subject matter hereof.

I am pleased to offer you this opportunity to join the Textron executive leadership team.

/s/ Scott Donnelly
Scott Donnelly    >

I have read the foregoing offer of at-will employment. I understand that this offer is the complete agreement between me and Textron concerning the terms of my employment, and that it replaces any prior agreements or understanding between me and Textron or offers or promises made by Textron. I agree with, and accept, this offer subject to the terms and conditions detailed in this letter.

/s/ David Rosenberg
David Rosenberg    >